Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS 2017 FOURTH QUARTER AND FULL YEAR RESULTS

2017 Sales Grow $469 Million to a Record of $2.1 Billion

•	Record net sales of $2.1 billion in 2017 driven by industry growth and growth in content per unit

•	Net sales of $547 million in the fourth quarter, a 36 percent year-over-year increase

•	GAAP diluted EPS of $0.68 in the fourth quarter and $5.24 in 2017, including a one-time non-cash charge related to U.S. tax reform

•	Adjusted diluted EPS of $1.20 in the fourth quarter and $5.76 in 2017, excluding a $13.2 million ($0.52 per diluted share) one-time non-cash charge related to U.S. tax reform

•	Content per travel trailer and fifth-wheel RV increased $241 to $3,263 in 2017

•	Content per motorhome RV increased $208 to $2,219 in 2017

•	The January 26th acquisition of Taylor Made Group is expected to add $154 million of net sales in 2018

Elkhart, Indiana - February 8, 2018 - LCI Industries (NYSE: LCII) (“LCI”, or the “Company”), a supplier of components for the leading original equipment manufacturers (“OEMs”) of recreational vehicles (“RVs”) and adjacent industries, and the related aftermarkets of those industries, today reported fourth quarter and full-year 2017 results.

“We exceeded $2.1 billion in net sales in 2017, just four years after reaching $1 billion,” stated Jason Lippert, LCI's Chief Executive Officer. “We are achieving record top and bottom line numbers, and we are doing it at a time when labor and materials environments are particularly challenging. Our continuing growth story is a testament to the focus of our more than 11,000 team members.”

“The RV industry growth trend in 2017 remained strong as wholesale RV shipments were up 19 percent in the fourth quarter,” continued Jason Lippert. “RV sales momentum has continued as the industry attracts a new generation of RV enthusiasts, supported by strong economic growth and the expected economic tailwind of the recent tax law changes. Orders appear to be strong going into 2018 as dealer sentiment remains bullish, as evidenced by the recent Tampa RV show, and OEMs continue to add capacity to meet demand. We also continue to see strong growth in our aftermarket and adjacent market sales. Aftermarket sales reached $171 million in 2017, up 31 percent from 2016. We remain optimistic, as January 2018 consolidated net sales are approximately $205 million, 35 percent higher than January 2017.”

“Strong industry growth and new products drove our 2017 growth,” said Scott Mereness, LCI's President. “Our content per travel trailer and fifth-wheel increased 8 percent year-over-year, the largest annual increase since 2012, and our content per motorhome increased 10 percent year-over-year, representing our fourth straight year of double-digit content growth for motorhomes. Recent acquisitions contributed $42 million in net sales in 2017, and we anticipate the recent acquisition of Taylor Made Group will add revenue of $154 million in 2018.”

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Fourth Quarter 2017 Results

Consolidated net sales for the fourth quarter of 2017 were $547 million, a 36 percent increase over 2016 fourth quarter net sales of $403 million. Net income in the fourth quarter of 2017 was $17.5 million, or $0.68 per diluted share, compared to net income of $26.3 million, or $1.05 per diluted share, in the fourth quarter of 2016. Net income in the fourth quarter of 2017 included a one-time non-cash charge of $13.2 million ($0.52 per diluted share) related to the estimated impact of the Tax Cuts and Jobs Act (the “TCJA”). Excluding the estimated impact of the TCJA, adjusted net income was $30.7 million, or $1.20 per diluted share, in the fourth quarter of 2017 compared to $26.3 million, or $1.05 per diluted share, in the fourth quarter of 2016, as referenced in the “Supplementary Information Non-GAAP Measures” section.

The increase in year-over-year net sales reflects industry-wide growth in wholesale shipments of towable and motorized RVs by OEMs, which increased 20 percent and 16 percent, respectively, in the fourth quarter of 2017, enhanced by solid growth in content per unit and acquisitions. Net sales from acquisitions completed by the Company over the twelve months ended December 31, 2017 contributed $20 million in the fourth quarter of 2017. The organic growth rate was 31 percent for the fourth quarter and acquisitions provided the remainder of the 36 percent increase. Through continued focus on aftermarket channels for the Company’s products, the Company increased net sales to the aftermarket in the fourth quarter of 2017 by 36 percent to $41 million.

The health of the RV industry is determined by retail demand, which is up 11 percent through November, as reported by Statistical Surveys, Inc, and will likely be revised upwards in future months as various states report. Based on the retail sales strength experienced through the first eleven months of 2017, as well as sales order backlogs reported by RV OEMs at record levels, the current outlook from several RV OEMs and their dealer networks remains very positive. The RVIA’s current forecast for 2018 estimates a year-over-year increase of three percent to approximately 521,000 units.

The Company’s content per travel trailer and fifth-wheel RV for the twelve months ended December 31, 2017, increased $241 to $3,263, compared to the twelve months ended December 31, 2016, of $3,022. This is the largest increase in five years for travel trailer and fifth-wheel RV content. The Company’s content per motorhome RV for the twelve months ended December 31, 2017, increased $208 to $2,219, compared to the twelve months ended December 31, 2016, of $2,011. The content increases are a result of organic growth, including new product introductions.

2017 Full-Year Results

Consolidated net sales for the year ended December 31, 2017 increased to a record $2.1 billion, 28 percent higher than the net sales for the year ended December 31, 2016 of $1.7 billion. Acquisitions completed by the Company in 2017 added $42 million in net sales in 2017. An 18 percent increase in industry-wide wholesale shipments of travel trailers and fifth-wheel RVs, LCI’s primary OEM market, as well as increased content per RV unit, positively impacted net sales growth in 2017. Further, the Company organically increased sales to adjacent industries and the aftermarket.

Net income for the full-year 2017 increased to $132.9 million, or $5.24 per diluted share, up from net income of $129.7 million, or $5.20 per diluted share, in 2016. Net income in 2017 included a one-time non-cash charge of $13.2 million ($0.52 per diluted share) related to the estimated impact of the TCJA. Excluding the estimated impact of the TCJA, adjusted net income was $146.1 million, or $5.76 per diluted share, in 2017 compared to $129.7 million or $5.20 per diluted share in 2016, as referenced in the “Supplementary Information Non-GAAP Measures” section.

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Income Taxes

The Company’s effective tax rate was 60 percent and 38 percent for the quarter and year ended December 31, 2017, compared to 35 percent for the quarter and year ended December 31, 2016. During the quarter ended December 31, 2017, the Company recorded a one-time non-cash charge of $13.2 million ($0.52 per diluted share in the fourth quarter and $0.52 per diluted share in 2017) related to enactment of the TCJA which resulted in the re-measurement of certain deferred tax assets using the lower U.S. corporate income tax rate. Excluding the one-time charge, the Company’s effective tax rate was 30 percent and 31 percent for the quarter and year ended December 31, 2017, as referenced in the “Supplementary Information Non-GAAP Measures” section.

The one-time charge related to the TCJA is a provisional amount based on the Company’s current estimates. The final impact of the TCJA is subject to adjustment during the measurement period of up to one year following the December 2017 enactment of the TCJA, as provided by recent SEC guidance, and may differ materially due to factors such as further revisions to the Company’s calculations, changes in interpretations and assumptions that the Company has made, additional guidance that may be issued by the U.S. Government, and actions the Company may take, among other items.

Balance Sheet and Other Items

At December 31, 2017, the Company’s cash balance was $26 million, a decrease of $60 million from its cash balance of $86 million at the beginning of the year, primarily as a result of $61 million used for acquisitions, $87 million for capital expenditures and $51 million of dividend payments in 2017, offset by operating cash flows. The Company’s outstanding debt was $50 million at December 31, 2017 and December 31, 2016.

Conference Call & Webcast

LCI will provide an online, real-time webcast of its fourth quarter 2017 earnings conference call on the Company’s website, www.lci1.com/investors, on Thursday, February 8, 2018, at 11:00 a.m. Eastern time.

Institutional investors can access the call via the password-protected site, StreetEvents (www.streetevents.com). A replay of the call will be available for two weeks by dialing (855) 859-2056 and referencing access code 5989615. A replay of the webcast will also be available on LCI’s website until the next quarterly conference call.

About LCI Industries

From over 60 manufacturing and distribution facilities located throughout the United States and in Canada, the United Kingdom, Ireland and Italy, LCI Industries, through its wholly-owned subsidiary, Lippert Components, Inc., supplies, domestically and internationally, a broad array of components for the leading original equipment manufacturers of recreational vehicles; buses; trailers used to haul boats, livestock, equipment and other cargo; trucks; pontoon boats; trains; manufactured homes; and modular housing. The Company also supplies components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors and service centers. LCI’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; vinyl, aluminum and frameless windows; manual, electric and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and awning accessories; electronic components; televisions and sound systems; navigation systems; backup cameras; appliances; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

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Forward-Looking Statements
This press release contains certain “forward-looking statements” with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company’s senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company’s subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2017	2016	2017	2016
(In thousands, except per share amounts)

Net sales	$2,147,770	$1,678,898	$547,137	$402,899
Cost of sales	1,654,656	1,249,995	430,344	304,891
Gross profit	493,114	428,903	116,793	98,008
Selling, general and administrative expenses	278,833	228,053	72,608	57,412
Operating profit	214,281	200,850	44,185	40,596
Interest expense, net	1,437	1,678	275	393
Income before income taxes	212,844	199,172	43,910	40,203
Provision for income taxes	79,960	69,501	26,446	13,904
Net income	$132,884	$129,671	$17,464	$26,299

Net income per common share:
Basic	$5.31	$5.26	$0.70	$1.06
Diluted	$5.24	$5.20	$0.68	$1.05

Weighted average common shares outstanding:
Basic	25,020	24,631	25,094	24,805
Diluted	25,375	24,933	25,505	25,137

Depreciation and amortization	$54,727	$46,167	$14,871	$12,447
Capital expenditures	$87,221	$44,671	$26,879	$22,744

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LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2017	2016	2017	2016
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$1,405,983	$1,099,882	$360,518	$263,248
Motorhomes	159,417	116,191	44,530	30,429
Adjacent industries OEMs	411,223	332,018	100,850	78,930
Total OEM Segment net sales	1,976,623	1,548,091	505,898	372,607
Aftermarket Segment:
Total Aftermarket Segment net sales	171,147	130,807	41,239	30,292
Total net sales	$2,147,770	$1,678,898	$547,137	$402,899

Operating profit:
OEM Segment	$190,276	$180,850	$38,409	$36,748
Aftermarket Segment	24,005	20,000	5,776	3,848
Total operating profit	$214,281	$200,850	$44,185	$40,596

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LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	December 31,
	2017	2016
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$26,049	$86,170
Accounts receivable, net	82,157	57,374
Inventories, net	274,748	188,743
Prepaid expenses and other current assets	34,125	35,107
Total current assets	417,079	367,394
Fixed assets, net	228,950	172,748
Goodwill	124,183	89,198
Other intangible assets, net	130,132	112,943
Deferred taxes	24,156	31,989
Other assets	21,358	12,632
Total assets	$945,858	$786,904

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, trade	$79,164	$50,616
Accrued expenses and other current liabilities	102,849	98,735
Total current liabilities	182,013	149,351
Long-term indebtedness	49,924	49,949
Other long-term liabilities	61,176	37,335
Total liabilities	293,113	236,635
Total stockholders’ equity	652,745	550,269
Total liabilities and stockholders’ equity	$945,858	$786,904

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LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Twelve Months Ended December 31,
	2017	2016
(In thousands)
Cash flows from operating activities:
Net income	$132,884	$129,671
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	54,727	46,167
Stock-based compensation expense	20,036	15,420
Deferred taxes	6,808	(2,598)
Other non-cash items	4,062	1,540
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(12,601)	(13,899)
Inventories, net	(78,698)	(7,856)
Prepaid expenses and other assets	(10,898)	(15,553)
Accounts payable, trade	20,727	18,800
Accrued expenses and other liabilities	17,726	31,715
Net cash flows provided by operating activities	154,773	203,407
Cash flows from investing activities:
Capital expenditures	(87,221)	(44,671)
Acquisitions of businesses, net of cash acquired	(60,588)	(48,725)
Proceeds from note receivable	1,500	2,000
Proceeds from sales of fixed assets	467	698
Other investing activities	(33)	(1,009)
Net cash flows used for investing activities	(145,875)	(91,707)
Cash flows from financing activities:
Exercise of stock-based awards, net of shares tendered for payment of taxes	(10,531)	2,574
Proceeds from line of credit borrowings	28,130	81,458
Repayments under line of credit borrowings	(28,130)	(81,458)
Payment of dividends	(51,057)	(34,437)
Payment of contingent consideration related to acquisitions	(7,372)	(4,944)
Other financing activities	(59)	(1,028)
Net cash flows used for financing activities	(69,019)	(37,835)

Net (decrease) increase in cash and cash equivalents	(60,121)	73,865

Cash and cash equivalents at beginning of period	86,170	12,305
Cash and cash equivalents at end of period	$26,049	$86,170

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LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Twelve Months Ended			Three Months Ended
	December 31,			December 31,
	2017		2016	2017		2016
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	429.5		362.7	108.2		90.3
Motorhome RVs	62.6		54.8	15.3		13.2
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	396.0	(2)	352.7	66.1	(2)	58.3
Impact on dealer inventories	33.5	(2)	10.0	42.1	(2)	32.0
Motorhome RVs	52.4	(2)	46.8	9.8	(2)	9.2

				Twelve Months Ended
				December 31,
				2017		2016
LCI Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV				$3,263		$3,022
Motorhome RV				$2,219		$2,011

				December 31,
				2017		2016
Balance Sheet Data:
Current ratio				2.3		2.5
Total indebtedness to stockholders' equity				0.1		0.1
Days sales in accounts receivable				17.8		15.8
Inventory turns, based on last twelve months				7.7		7.5

				2018
Estimated Full Year Data:
Capital expenditures				$ 70 - $ 80 million
Depreciation and amortization				$ 65 - $ 70 million
Stock-based compensation expense				$ 22 - $ 24 million
Annual tax rate (3)				22% - 24%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) December 2017 retail sales data for RVs has not been published yet, therefore 2017 retail data for RVs includes an estimate for December 2017 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) The estimated annual tax rate for 2018 includes preliminary projections for the impact of the Tax Cut and Jobs Act. The provisional adjustment in 2017 and estimated impact on the 2018 annual tax rate are subject to adjustment during the measurement period of up to one year following the December 2017 enactment, as provided by SEC guidance.

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LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
NON-GAAP MEASURES
(unaudited)

	Three months ended December 31, 2017
(In thousands, except per share amounts)	Income before income taxes	Provision for income taxes	Net income	Effective tax rate	Diluted earnings per share
As reported GAAP	$43,910	$26,446	$17,464	60%	$0.68
Impact of TCJA	—	(13,209)	13,209	(30)%	0.52
Adjusted non-GAAP (3)	$43,910	$13,237	$30,673	30%	$1.20

	Twelve months ended December 31, 2017
(In thousands, except per share amounts)	Income before income taxes	Provision for income taxes	Net income	Effective tax rate	Diluted earnings per share
As reported GAAP	$212,844	$79,960	$132,884	38%	$5.24
Impact of TCJA	—	(13,209)	13,209	(6)%	0.52
Adjusted non-GAAP (4)	$212,844	$66,751	$146,093	31%	$5.76

Note: No Non-GAAP adjustments were reported for the quarter and year ended December 31, 2016.

(4) During the fourth quarter of 2017, the Company recorded a non-cash tax charge of $13.2 million related to the enactment of the Tax Cuts and Jobs Act (the “TCJA”). The charge resulted from the re-measurement of the Company’s deferred tax assets considering the TCJA’s newly enacted tax rates. This provisional amount is subject to adjustment during the measurement period of up to one year following the December 2017 enactment of the TCJA, as provided by recent SEC guidance. In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides non-GAAP measures that adjust for the impact of enactment of the TCJA. This item represents a significant charge that impacted the Company’s financial results. Net income, earnings per diluted share, and the effective tax rate are all measures for which the Company provides the reported GAAP measure and an adjusted measure. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes that discussion of results adjusted for this item is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends. The determination of this item may not be comparable to similarly titled measures used by other companies.

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